Exhibit 99.1

Greenbacker Renewable Energy Company LLC Announces December 31, 2019 Net Asset Value Per Share

New York, NY – March 13, 2020 - Greenbacker Renewable Energy Company LLC (the “Company”) announced that its Board of Directors on February 18, 2020 approved the December 31, 2019 net asset value per share for the Company’s Class A and I shares of common stock of $8.56, respectively, representing a decrease for each class of shares of $0.06 per share from the prior quarter-end’s valuation. In addition, the Board of Directors approved the December 31, 2019 net asset value per share for the Company’s Class C shares of common stock of $8.38, representing a decrease of $0.06 per share from the prior quarter-end’s valuation.

The Company’s Board of Directors also authorized cash distributions payable on April 1, 2020, May 1, 2020 and June 1, 2020 to shareholders of record as of March 31, 2019, April 30, 2019, and May 29, 2019, respectively, of $0.00166902 per share, per day for Class A and I shares and $0.00162648 per share, per day for Class C shares, in each case to maintain the current annual distribution rates.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company LLC is a publicly reporting, non-traded limited liability company that acquires and manages income -generating renewable energy and energy efficiency projects, and other energy-related businesses. The projects in which we invest, such as solar and wind facilities, sell power under long-term contract to high credit worthy counterparties such as Utilities, Municipalities, and Corporations. For more information, please visit www.greenbackercapital.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

Joseph Kuo/ Chris Clemens

Haven Tower Group

424.317.4851 | 424.317.4854

Mediarelations@greenbackercapital.com